Exhibit 99.1

Fluent Announces Unaudited Fourth Quarter and Full-Year 2024 Financial Results

•	Revenue of $65.4 million for Q4 2024 and $254.6 million for FY 2024
•

Q4 2024 Commerce Media Solutions revenue grew 139% to $17.2 million (26% of consolidated revenue) from $7.2 million (10% of revenue) in Q4 2023 with gross profit margin (exclusive of depreciation and amortization) of 39% in Q4 2024 compared to 21% for the consolidated business

•

Commerce Media Solutions annual revenue run rate currently exceeds $60 million, representing a 20% quarter-over-quarter increase, which demonstrates strong traction in executing a strategic pivot to a fast-growing market

New York, NY – February 28, 2025 – Fluent, Inc. (NASDAQ: FLNT), a commerce media solutions company, today reported unaudited results for the fourth quarter and fiscal year ended December 31, 2024. These results are preliminary and subject to ongoing audit procedures.

Donald Patrick, Fluent’s Chief Executive Officer, commented, "In the fourth quarter and full year 2024 we continued to execute on our strategic pivot into our Commerce Media Solutions business. As part of this repositioning, we discontinued the ACA business in the third quarter of 2024, and due to a change in estimate driven by a higher than anticipated attrition rate partly related to the continuing impacts of regulatory challenges in the marketplace, we recorded a write-down of accounts receivables and an equal offset of revenue of $2.5 million in Q4. The impact of this $2.5 million write-down is reflected equally in consolidated revenue, gross profit, and net loss. Most important, the core driver to our evolving business model – Commerce Media Solutions – is performing exceptionally well, with revenue increasing 139% year-over-year to $17.2 million in the fourth quarter, and 284% over full year 2023 to $41.3 million supported by the addition of top-tier media partners throughout 2024. With our visibility today, we expect to continue the trend of triple-digit year-over-year revenue growth of our Commerce Media Solutions business in 2025."

Mr. Patrick concluded, "We are pleased with the increasing momentum of our growth strategies this year and are confident about the trajectory of our business as we build a more predictable, profitable and valuable business over time."

Fourth Quarter Highlights (Unaudited)

•

Revenue of $65.4 million, a decrease of 10.1% compared to $72.8 million in Q4 2023

• Owned and Operated revenue decreased 23% to $38.2 million compared to $49.9 million in Q4 2023 as the Company executed its shift in focus and revenue mix to higher margin Commerce Media Solutions

• Commerce Media Solutions revenue increased 139% to $17.2 million compared to $7.2 million in Q4 2023

•	Net loss of $3.4 million, or $0.19 per share, compared to net loss of $1.9 million, or $0.14 per share, for Q4 2023. Net loss represented 5.2% of revenue for Q4 2024.
•

Gross profit (exclusive of depreciation and amortization) of $13.9 million, a decrease of 33.3% over Q4 2023 and representing 21% of revenue. The Company's growing Commerce Media Solutions business reported gross profit (exclusive of depreciation and amortization) of $6.7 million, representing 39% of revenue, for Q4 2024, up from 18% of revenue in Q4 2023.

•

Media margin of $16.5 million, a decrease of 31.4% over Q4 2023 and representing 25.3% of revenue. The Company’s growing Commerce Media Solutions business reported media margins of 39.3% for Q4 2024, up from 18.5% in Q4 2023.

•	Adjusted EBITDA of negative $1.7 million, a decrease of $4.2 million compared to Q4 2023 and representing 2.6% of revenue
•	Adjusted net loss of $3.3 million, or $0.18 per share, compared to adjusted net loss of $0.4 million, or $0.03 per share, for Q4 2023
•	Revenue, net loss, gross profit, media margin, adjusted EBITDA and adjusted net loss were all impacted by a $2.5 million write-down during the fourth quarter associated with the previously discontinued ACA business. This write-down caused adjusted EBITDA to be negative for the quarter.

Full-Year 2024 Highlights (Unaudited)

•

Revenue of $254.6 million, a decrease of 14.7% compared to $298.4 million in 2023

• Owned and Operated revenue decreased 29% to $168.4 million compared to $235.7 million in 2023 as the Company executed its shift in focus and revenue mix to higher margin Commerce Media Solutions

• Commerce Media Solutions revenue increased 284% to $41.3 million compared to $10.7 million in 2023

•	Net loss of $29.3 million, or $1.80 per share, compared to net loss of $63.2 million, or $4.59 per share, for the prior year. Net loss represented 11.5% of revenue for 2024.
•	Gross profit (exclusive of depreciation and amortization) of $60.8 million, a decrease of 22.6% over 2023 and representing 24% of revenue. The Company’s growing Commerce Media Solutions business reported gross profit (exclusive of depreciation and amortization) of $14.3 million, representing 35% of revenue, for the twelve months ended December 31, 2024, up from 8% of revenue, for the twelve months ended December 31, 2023.
•	Media margin of $72.5 million, a decrease of 20.6% over prior year and representing 28.5% of revenue. The Company’s growing Commerce Media Solutions business reported media margins of 35.1% for 2024, up from 8.5% for 2023.
•	Adjusted EBITDA of negative $5.6 million, a decrease of $12.4 million compared to 2023 and representing 2.2% of revenue
•	Adjusted net loss of $18.5 million, or $1.14 per share, compared to adjusted net income of $7.2 million, or $0.52 per share, for the prior year

Media margin, adjusted EBITDA, and adjusted net income are non-GAAP financial measures, as defined and reconciled below.

Business Outlook & Goals

•	Further establish Fluent’s Commerce Media Solutions business as a leader in the performance marketing sector among both media partners and advertisers to capitalize on the growing demand for this advertising channel across numerous high volume market verticals.
•	Drive double-digit revenue growth, improvement in net loss as compared to 2024, and positive adjusted EBITDA for full-year 2025 supported by the growth of Fluent’s Commerce Media Solutions. These improvements are expected to occur in the second half of 2025 as Commerce Media Solutions continues to scale as a percentage of consolidated revenue.
•	Leverage 14-year leadership position at the forefront of customer acquisition and robust database of first-party user data to differentiate Fluent from competitors in the commerce media space.

Update on SLR Credit Facility

On January 30, 2025, we entered into a letter agreement with Crystal Financial LLC D/B/A SLR Credit Solutions, as administrative agent, lead arranger and bookrunner ("SLR"), pursuant to which SLR extended the deadline for delivery of the compliance certificate required under the credit agreement for the fiscal month ended December 31, 2024, and the related notice of default, to March 4, 2025, while the parties negotiate a fourth amendment to the credit agreement.

While we expect to enter into a fourth amendment to the credit agreement, there can be no assurance that we will be able to enter into definitive agreements for such amendment prior to March 4, 2025 or that such deadline will be extended if we are unable to enter into any such agreement. We have not always met our projections in recent quarters, and we do not expect to be in compliance with the existing financial covenants during the next twelve months under our current credit agreement. In the near term, we expect we will need to raise additional capital, but there can be no assurance that additional capital will be available when needed.

The financial statements included in our Form 10-Q for the three months ended September 30, 2024 contained a note expressing substantial doubt about our ability to continue as a going concern over the subsequent twelve months. This determination will be reevaluated at the issuance date of our Form 10-K for the fiscal year ended December 31, 2024 based on the status of the credit agreement, as potentially amended, in place at that time, our anticipated ability to satisfy covenants contained in such agreement, and other factors consistent with GAAP.

  Conference Call

Fluent, Inc. will host a conference call on Friday, February 28, 2025, at 9:00 AM ET to discuss its 2024 fourth quarter and full-year financial results. The conference call can be accessed by phone after registering online at https://register.vevent.com/register/BI37035592191f4c689c3ed890713040ab. The call will also be webcast simultaneously on the Fluent website at https://investors.fluentco.com/. Following the completion of the earnings call, a recorded replay of the webcast will be available for those unable to participate. To listen to the telephone replay, please connect via https://edge.media-server.com/mmc/p/rudtccas. The replay will be available for one year, via the Fluent website https://investors.fluentco.com.

About Fluent, Inc.

Fluent, Inc. (NASDAQ: FLNT) is a commerce media solutions provider connecting top-tier brands with highly engaged consumers. Leveraging diverse ad inventory, robust first-party data, and proprietary machine learning, Fluent unlocks additional revenue streams for partners and empowers advertisers to acquire their most valuable customers at scale. Founded in 2010, Fluent uses its deep expertise in performance marketing to drive monetization and increase engagement at key touchpoints across the customer journey. For more insights visit http://www.fluentco.com/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Those statements include statements regarding the intent, belief or current expectations or anticipations of Fluent and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

•	Compliance with a significant number of governmental laws and regulations, including those regarding telemarketing, text messaging, privacy, and data;
•	The financial impact of compliance changes to our business, including changes to our employment opportunities marketplace and programmatic advertising businesses, and whether and when our competitors will implement similar changes;
•	The outcome of litigation, regulatory investigations, or other legal proceedings in which we are involved or may become involved;
•	Failure to safeguard the personal information and other data contained in our database;
•	Unfavorable publicity and negative public perception about the digital marketing industry;
•	Failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights;
•	Unfavorable global economic conditions, including as a result of health concerns, terrorist attacks or civil unrest;
•	Dependence on our key personnel and ability to attract or retain employees;
•	Dependence on and liability related to actions of third-party service providers;
•	A decline in the supply or increase in the price of media available;
•	Ability to compete in an industry characterized by rapidly-evolving standards and internet media and advertising technology;
•	Failure to compete effectively against other online marketing and advertising companies or respond to changing user demands;
•	Competition for web traffic and dependence on third-party publishers, internet search providers and social media platforms for a significant portion of visitors to our websites;
•	Dependence on emails, text messages, and telephone calls, among other channels, to reach users for marketing purposes;
•	Credit risk from certain clients;
•	Limitations on our or our third-party publishers’ ability to collect and use data derived from user activities;
•	Ability to remain competitive with the shift to mobile applications;
•	Failure to detect click-through or other fraud on advertisements;
•	Fluctuations in fulfillment costs;
•	Dependence on the gaming industry;
•	Failure to meet our clients’ performance metrics or changing needs;
•	Pricing pressure by certain clients and the ability of our marketplace to respond through allocating traffic to higher paying clients;
•

Compliance with the covenants of our credit agreement in light of current business conditions, the current uncertainty of which raises substantial doubt about our ability to continue as a going concern;

•	Our likely need to raise capital to address non-compliance with covenants in our credit agreement with SLR and/or otherwise fund our operations;
•	Ability to timely enter into a fourth amendment to the credit agreement with SLR;
•	Potential limitations on the use of the revolving credit line under our credit agreement to fund operating expenses based on the amount and character of accounts receivable at any given time and our ability to meet our financial forecast;
•	Potential for failures in our internal control over financial reporting;
•	Ability to maintain listing of our securities on the Nasdaq Capital Market; and
•	Management of the growth of our operations, including international expansion and the integration of acquired business units or personnel.

These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our other filings with the Securities and Exchange Commission. Fluent undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

FLUENT, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	December 31, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$9,439	$15,804
Accounts receivable, net of allowance for credit losses of $487 and $231, respectively	46,532	56,531
Prepaid expenses and other current assets	8,729	6,071
Restricted cash	1,255	—
Total current assets	65,955	78,406
Property and equipment, net	304	591
Operating lease right-of-use assets	1,570	3,395
Intangible assets, net	21,797	26,809
Goodwill	—	1,261
Other non-current assets	3,991	1,405
Total assets	$93,617	$111,867
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable	$8,776	$10,954
Accrued expenses and other current liabilities	21,905	30,534
Deferred revenue	556	430
Current portion of long-term debt	31,609	5,000
Current portion of operating lease liability	1,836	2,296
Total current liabilities	64,682	49,214
Long-term debt, net	250	25,488
Convertible Notes, at fair value with related parties	3,720	—
Operating lease liability, net	9	1,699
Other non-current liabilities	1	1,062
Total liabilities	68,662	77,463
Contingencies
Shareholders' equity:
Preferred stock — $0.0001 par value, 10,000,000 Shares authorized; Shares outstanding — 0 shares for both periods	—	—
Common stock — $0.0005 par value, 200,000,000 Shares authorized; Shares issued — 20,791,431 and 14,384,936, respectively; and Shares outstanding — 20,022,836 and 13,616,341, respectively	47	43
Treasury stock, at cost — 768,595 and 768,595 shares, respectively	(11,407)	(11,407)
Additional paid-in capital	447,110	427,286
Accumulated deficit	(410,795)	(381,518)
Total shareholders’ equity	24,955	34,404
Total liabilities and shareholders' equity	$93,617	$111,867

(1) Debt classification conforms to presentation at September 30, 2024, which was based on the Company not expecting to be in compliance with certain financial covenants under its credit agreement during certain quarters in the twelve months following the issuance date of the September 30, 2024 financial statements. This classification will be reevaluated at the issuance date of the Company’s audited financial statements as of December 31, 2024 and 2023 and for fiscal years then ending.

FLUENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$65,407	$72,761	$254,623	$298,399
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	51,503	51,924	193,821	219,884
Sales and marketing (1)	3,917	5,122	17,317	18,576
Product development (1)	3,600	4,390	17,281	18,454
General and administrative (1)	9,409	10,343	37,697	35,334
Depreciation and amortization	2,419	2,764	9,926	10,876
Goodwill and intangible assets impairment	—	—	2,241	55,405
Total costs and expenses	70,848	74,543	278,283	358,529
Loss from operations	(5,441)	(1,782)	(23,660)	(60,130)
Interest expense, net	(1,038)	(784)	(4,749)	(3,204)
Fair value adjustment of Convertible Notes, with related parties	1,140	—	(1,670)	—
Loss on early extinguishment of debt	—	—	(1,009)	—
Loss before income taxes	(5,339)	(2,566)	(31,088)	(63,334)
Income tax (expense) benefit	1,909	667	1,811	116
Net loss	$(3,430)	$(1,899)	$(29,277)	$(63,218)
Basic and diluted loss per share:
Basic	$(0.19)	$(0.14)	$(1.80)	$(4.59)
Diluted	$(0.19)	$(0.14)	$(1.80)	$(4.59)
Weighted average number of shares outstanding:
Basic	18,352,940	13,827,339	16,259,943	13,770,356
Diluted	18,352,940	13,827,339	16,259,943	13,770,356

(1) Amounts include share-based compensation expense as follows:
Sales and marketing	$55	$124	$218	$543
Product development	65	141	239	626
General and administrative	360	526	1,506	2,640
Total share-based compensation expense	$480	$791	$1,963	$3,809

FLUENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,277)	$(63,218)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,926	10,876
Non-cash loan amortization expense	1,371	426
Non-cash gain on contingent consideration	(250)	—
Non-cash loss on early extinguishment of debt	1,009	—
Share-based compensation expense	1,970	3,756
Fair value adjustment of Convertible Notes, with related parties	1,670	—
Goodwill impairment	1,261	55,405
Impairment of intangible assets	980	—
Allowance for credit losses	401	124
Deferred income taxes	(276)	(145)
Changes in assets and liabilities, net of business acquisition:
Accounts receivable	9,473	6,509
Prepaid expenses and other current assets	(3,211)	(2,565)
Other non-current assets	(51)	325
Operating lease assets and liabilities, net	(325)	(330)
Accounts payable	(2,178)	4,764
Accrued expenses and other current liabilities	(5,878)	(6,088)
Deferred revenue	313	(584)
Other	(1,032)	(1,117)
Net cash provided by (used in) operating activities	(14,104)	8,138
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition/consolidation, net of cash acquired	—	(1,250)
Capitalized costs included in intangible assets	(6,198)	(5,838)
Acquisition of property and equipment	(13)	(25)
Net cash used in investing activities	(6,211)	(7,113)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of debt financing costs	65,440	—
Repayments of long-term debt	(68,228)	(10,000)
Debt financing costs	(1,875)	(532)
Proceeds from issuance of warrants	12,627	—
Proceeds from exercise of warrants	2	—
Proceeds from Convertible Notes, with related parties	2,050	—
Proceeds from Direct Offering	5,189	—
Taxes paid related to net share settlement of vesting of restricted stock units	—	(236)
Net cash provided by (used in) financing activities	15,205	(10,768)
Net decrease in cash, cash equivalents, and restricted cash	(5,110)	(9,743)
Cash, cash equivalents, and restricted cash at beginning of period	15,804	25,547
Cash, cash equivalents, and restricted cash at end of period	$10,694	$15,804

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

The following non-GAAP measures are used in this release:

Media margin is defined as that portion of gross profit (exclusive of depreciation and amortization) reflecting variable costs paid for media and related expenses and excluding non-media cost of revenue. Gross profit (exclusive of depreciation and amortization) represents revenue minus cost of revenue (exclusive of depreciation and amortization). Media margin is also presented as a percentage of revenue.

Adjusted EBITDA is defined as net income (loss), excluding (1) income taxes, (2) interest expense, net, (3) depreciation and amortization, (4) share-based compensation expense, (5) loss on early extinguishment of debt, (6) accrued compensation expense for Put/Call Consideration, (7) goodwill impairment, (8) impairment of intangible assets, (9) loss (gain) on disposal of property and equipment, (10) fair value adjustment of Convertible Notes with related parties, (11) acquisition-related costs, (12) restructuring and other severance costs, and (13) certain litigation and other related costs.

Adjusted net income is defined as net income (loss) excluding (1) Share-based compensation expense, (2) loss on early extinguishment of debt, (3) accrued compensation expense for Put/Call Consideration, (4) goodwill impairment, (5) impairment of intangible assets, (6) loss (gain) on disposal of property and equipment, (7) fair value adjustment of Convertible Notes with related parties (8) acquisition-related costs, (9) restructuring and other severance costs, and (10) certain litigation and other related costs. Adjusted net income is also presented on a per share (basic and diluted) basis.

Below is a reconciliation of media margin from gross profit (exclusive of depreciation and amortization), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2024	2023	2024	2023
Revenue	$65,407	$72,761	$254,623	$298,399
Less: Cost of revenue (exclusive of depreciation and amortization)	51,503	51,924	193,821	219,884
Gross Profit (exclusive of depreciation and amortization)	13,904	20,837	60,802	78,515
Gross Profit (exclusive of depreciation and amortization) % of revenue	21%	29%	24%	26%
Non-media cost of revenue (1)	2,644	3,275	11,710	12,785
Media margin	$16,548	$24,112	$72,512	$91,300
Media margin % of revenue	25.3%	33.1%	28.5%	30.6%

(1) Represents the portion of cost of revenue (exclusive of depreciation and amortization) not attributable to variable costs paid for media and related expenses.

Below is a reconciliation of media margin from gross profit (exclusive of depreciation and amortization), which we believe is the most directly comparable U.S. GAAP measure, for Commerce Media Solutions.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2024	2023	2024	2023
Revenue	$17,235	$7,211	$41,267	$10,745
Less: Cost of revenue (exclusive of depreciation and amortization)	10,501	5,921	26,988	9,895
Gross profit (exclusive of depreciation and amortization)	$6,734	$1,290	$14,279	$850
Gross profit (exclusive of depreciation and amortization) % of revenue	39%	18%	35%	8%
Non-media cost of revenue (1)	32	43	193	62
Media margin	$6,766	$1,333	$14,472	$912
Media margin % of revenue	39.3%	18.5%	35.1%	8.5%

(1) Represents the portion of cost of revenue (exclusive of depreciation and amortization) not attributable to variable costs paid for media and related expenses.

Below is a reconciliation of adjusted EBITDA from net income (loss), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2024	2023	2024	2023
Net loss	$(3,430)	$(1,899)	$(29,277)	$(63,218)
Income tax expense (benefit)	(1,909)	(667)	(1,811)	(116)
Interest expense, net	1,038	784	4,749	3,204
Depreciation and amortization	2,419	2,764	9,926	10,876
Share-based compensation expense	480	798	1,970	3,756
Loss on early extinguishment of debt	—	—	1,009	—
Goodwill impairment	—	—	1,261	55,405
Impairment of intangible assets	—	—	980	—
Fair value adjustment of Convertible Notes, with related parties	(1,140)	—	1,670	—
Acquisition-related costs (1)	833	1,044	2,083	2,745
Restructuring and certain severance costs	—	—	1,821	456
Certain litigation and other related costs	—	(329)	—	(6,311)
Adjusted EBITDA	$(1,709)	$2,495	$(5,619)	$6,797

(1) Balance includes compensation expense related to non-competition agreements and earn-out expense incurred as a result of business combinations. The earn-out expense was ($57) and $345 for the three months ended December 31, 2024 and 2023, respectively, and $110 and $434 for the years ended December 31, 2024 and 2023, respectively.

Below is a reconciliation of adjusted net income and the related measure of adjusted net income per share from net income (loss), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2024	2023	2024	2023
Net loss	$(3,430)	$(1,899)	$(29,277)	$(63,218)
Share-based compensation expense	480	798	1,970	3,756
Loss on early extinguishment of debt	—	—	1,009	—
Goodwill impairment	—	—	1,261	55,405
Impairment of intangible assets	—	—	980	—
Fair value adjustment of Convertible Notes, with related parties	(1,140)	—	1,670	—
Acquisition-related costs (1)	833	1,044	2,083	2,745
Restructuring and certain severance costs	—	—	1,821	456
Certain litigation and other related costs	—	(329)	—	(6,311)
Adjusted net income (loss)	$(3,257)	$(386)	$(18,483)	$(7,167)
Adjusted net income (loss) per share:
Basic	$(0.18)	$(0.03)	$(1.14)	$(0.52)
Diluted	$(0.18)	$(0.03)	$(1.14)	$(0.52)
Adjusted weighted average number of shares outstanding:
Basic	18,352,940	13,827,339	16,259,943	13,770,355
Diluted	18,352,940	13,827,339	16,259,943	13,770,355

(1) Balance includes compensation expense related to non-competition agreements and earn-out expense incurred as a result of business combinations. The earn-out expense was ($57) and $345 for the three months ended December 31, 2024 and 2023, respectively, and $110 and $434 for the years ended December 31, 2024 and 2023, respectively.

We present media margin, adjusted EBITDA, and adjusted net income as supplemental measures of our financial and operating performance because we believe they provide useful information to investors. More specifically:

Media margin, as defined above, is a measure of the efficiency of the Company’s operating model. We use media margin and the related measure of media margin as a percentage of revenue as primary metrics to measure the financial return on our media and related costs, specifically to measure the degree by which the revenue generated from our digital marketing services exceeds the cost to attract the consumers to whom offers are made through our services. Media margin is used extensively by our management to manage our operating performance, including evaluating operational performance against budgeted media margin and understanding the efficiency of our media and related expenditures. We also use media margin for performance evaluations and compensation decisions regarding certain personnel.

Adjusted EBITDA, as defined above, is another primary metric by which we evaluate the operating performance of our business, on which certain operating expenditures and internal budgets are based and by which, in addition to media margin and other factors, our senior management is compensated. The first three adjustments represent the conventional definition of EBITDA, and the remaining adjustments are items recognized and recorded under U.S. GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. These adjustments include certain litigation and other related costs associated with legal matters outside the ordinary course of business. We consider items one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. There were no adjustments for one-time items in the periods presented.

Adjusted net income, as defined above, excludes certain items that are recognized and recorded under U.S. GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the U.S. GAAP measure of net (loss) income.

Media margin, adjusted EBITDA, adjusted net income, and adjusted net income per share are non-GAAP financial measures with certain limitations regarding their usefulness. They do not reflect our financial results in accordance with U.S. GAAP, as they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations. Accordingly, these metrics are not indicative of our overall results or indicators of past or future financial performance. Further, they are not financial measures of profitability and are neither intended to be used as a proxy for the profitability of our business nor to imply profitability. The way we measure media margin, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in our various agreements.

Annual Revenue Run Rate

 Annual Revenue Run Rate is an operational metric that represents the annualized revenue of the Company’s media partnerships at current monetization levels, as of the end of the reporting period. The Company calculates Annual Revenue Run Rate as follows:

•	Media partners within Commerce Media Solutions with an active contract are assessed and assigned an annual media volume estimate based on the active term of the contract and the monetization rate at the end of the reporting period. The Company considers a media partner contract to be active when the contractual term commences (the "start date") until its right to serve the partner’s commerce traffic ends. Even if the contract with the customer is executed before the start date, the contract will not count toward Annual Revenue Run Rate until the media partner’s right to receive the benefit of the services has commenced.
•	As Annual Revenue Run Rate includes only contracts that are active at the end of the reporting period, it does not reflect assumptions or estimates regarding new business. For contracts expiring within 12 months of the period-end calculation date, Annual Revenue Run Rate does reflect expectations of renewal.
•	The Company’s Commerce Media Solutions platform provides the technology to effectively monetize the partner’s media by placing relevant ads at a contracted moment of consumer engagement. Although from inception to date, improvements in the platform’s AI-powered technology have consistently driven increased rates of monetization, for the purpose of Annual Revenue Run Rate, the Company assumes a consistent monetization level to that as measured on each media partner at the end of the reporting period.

The way the Company measures Annual Revenue Run Rate may not be comparable to similarly titled measures presented by other companies and should not be viewed as a projection of future revenue.

Contact Information:

Investor Relations

Fluent, Inc.

InvestorRelations@fluentco.com